Exhibit 10.13

22 September 2003

To:  Board of Directors, Nathaniel Energy Corporation

From:  Cesar A. Muniz

Gentlemen:

I agree to accept a reduction to $60,000 per ysear from the presently accrued salary of $150,000 due me under my employment agreement with the corporation. I further agree to accept any accrued salary amounts in either cash or stock at one dollar ($1.00) per share.



Sincerely,


/s/  Cesar A. Muniz

     Cesar A. Muniz